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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Fortune Petroleum Corporation

We consent to incorporation by reference in the registration statement No. 33-58790 on Form S-8 of Fortune Petroleum Corporation of our report dated March 15, 1996, relating to the balance sheets of Fortune Petroleum Corporation as of December 31, 1995, and 1994, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Fortune Petroleum Corporation.

Our report dated March 15, 1996, refers to the adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of", as of December 31, 1995.



March 15, 1996
Houston, Texas